Exhibit 10.5

Computer Associates International, Inc.
Restricted Stock Unit Certificate

John A. Swainson
Name of Participant	EmplID

Grant Number
Total Number of Restricted Stock Unit Awards Granted	100,000
Grant Date	November 22, 2004

This Certificate confirms the grant under the Computer Associates International, Inc. 2002 Incentive Plan, as amended and restated effective as of March 31, 2004 (the “Plan”), to the above-named participant of the amount of Restricted Stock Units set forth above. This Certificate does not constitute ownership of any shares of Common Stock of Computer Associates International, Inc. (the “Company”) or confer any rights associated with the ownership of shares, except as expressly set forth herein. This grant is subject in all respects to the applicable terms of the Plan, which are incorporated by reference in this Certificate. A copy of the Plan may be obtained at no cost by contacting the Corporate Treasurer.

This grant will vest in full six (6) months after the date the participant’s employment terminates for any reason, at which time the Company shall deliver to the participant 100,000 shares of Common Stock, free from all restrictions (other than such restrictions as may be applicable under the federal securities laws).

The Company may satisfy any federal income tax withholding obligations that arise in connection with the vesting of the Restricted Stock Units by withholding shares of Common Stock that are issued pursuant to this award having a Fair Market Value, as defined in the Plan, on the date the shares first become taxable equal to the minimum statutory withholding obligation with respect to such taxable shares.

By	/s/ Jeff Clarke Jeff Clarke Chief Operating Officer